EXHIBIT 99.1

PRESS RELEASE	April 1, 2022

Century Casinos, Inc. (Nasdaq Capital Market®: CNTY) (“Century Casinos” or the “Company”), announced today that it completed its previously announced acquisition of 50% of the membership interests in Smooth Bourbon, LLC (“PropCo”) from Marnell Gaming, LLC (the “Seller”) for $95 million (the “Acquisition”). PropCo owns the land and building underlying the Nugget Casino Resort and has entered into a lease with Nugget Sparks, LLC (“OpCo”), which operates the Nugget Casino Resort (the “Casino”), for an annual rent of $15 million. The Company will receive $1.9 million per quarter (before any expenses pursuant to the lease) for its share of the rent from OpCo.

 Following the Second Closing, the Company will own the operating assets of the Casino and 50% of the membership interests in PropCo. The Company also has a five-year option to acquire the remaining 50% of the membership interests in PropCo for $105 million plus 2% per annum.

Company Contact Peter Hoetzinger Co CEO & President +1-719-689-5813 +43-664-355-3935 Peter.hoetzinger@cnty.com

Century Casinos, Inc. Completes Acquisition of 50% Ownership in Property Company of Nugget Casino Resort

Colorado Springs, CO – April 1, 2022 – Century Casinos, Inc. (Nasdaq Capital Market®: CNTY) (“Century Casinos”  or the “Company”), announced today that it completed its previously announced acquisition of 50% of the membership interests in Smooth Bourbon, LLC (“PropCo”) from Marnell Gaming, LLC (the “Seller”) for $95 million (the “Acquisition”). PropCo owns the land and building underlying the Nugget Casino Resort and has entered into a lease with Nugget Sparks, LLC (“OpCo”), which operates the Nugget Casino Resort (the “Casino”), for an annual rent of $15 million. The Company will receive $1.9 million per quarter (before any expenses pursuant to the lease) for its share of the rent from OpCo.

The Company entered into a Membership Interest Purchase Agreement with the Seller in February 2022 to acquire the PropCo membership interests and to purchase 100% of the membership interests in OpCo for an additional $100 million. The purchase of OpCo is expected to occur within one year and is subject to approval by the Nevada Gaming Commission (the “Second Closing”). Following the Second Closing, the Company will own the operating assets of the Casino and 50% of the membership interests in PropCo. The Company also has a five-year option to acquire the remaining 50% of the membership interests in PropCo for $105 million plus 2% per annum.

The Company financed the Acquisition with a new credit facility that was issued by Goldman Sachs Bank USA on the closing date. The credit facility also refinanced the Company’s existing debt and will finance the OpCo purchase on the Second Closing.

Goldman Sachs & Co. LLC served as sole financial advisor and Faegre Drinker Biddle & Reath LLP acted as legal counsel to the Company in connection with the Acquisition.

About Century Casinos, Inc.:

Century Casinos, Inc. is a casino entertainment company. The Company owns and operates Century Casino & Hotels in Cripple Creek and Central City, Colorado, and in Edmonton, Alberta, Canada; the Century Casino in Cape Girardeau and Caruthersville, Missouri, and in St. Albert, Alberta, Canada; Mountaineer Casino, Racetrack & Resort in New Cumberland, West Virginia; and the Century Mile Racetrack and Casino in Edmonton, Alberta, Canada. Through its Austrian subsidiary, Century Resorts Management GmbH, the Company holds a 66.6% ownership interest in Casinos Poland Ltd., the owner and operator of eight casinos throughout Poland; a 75% ownership interest in Century Downs Racetrack and Casino in Calgary, Alberta, Canada; and a 50% ownership interest in PropCo in Sparks, Nevada. The Company has an agreement to operate two ship-based casinos. The Company continues to pursue other projects in various stages of development.

Century Casinos’ common stock trades on The Nasdaq Capital Market® under the symbol CNTY. For more information about Century Casinos, visit our website at www.cnty.com.

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This release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “plan,” “target,” “goal,” or similar expressions, or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” “could,” or similar variations. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, certain plans, expectations, goals, projections, and statements about the benefits of the transaction, as well as Century Casinos’ plans, objectives, expectations, intentions, and other statements relating to cash flow and operating results, the new credit facility and debt repayment; the possibility that the OpCo transaction does not close when expected or at all because regulatory or other conditions to closing are not satisfied on a timely basis or at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the transaction; the possibility that the anticipated benefits of the transaction are not realized when expected or at all. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from forward-looking statements include, among others, risks described in the section entitled “Risk Factors” under Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and in subsequent periodic and current SEC filings the Company may make. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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